UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2024

Xometry, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40546	32-0415449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6116 Executive Blvd, Suite 800
North Bethesda, Maryland		20852
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (240) 252-1138

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.000001 per share	XMTR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2024, the Board of Directors (the “Board”) of Xometry, Inc. (the “Company”) appointed Roy Azevedo to serve as a member of the Board, effective on October 15, 2024 (the “Effective Date”). Mr. Azevedo will serve as a Class II director whose term will expire at the Company’s 2026 annual meeting of stockholders. The Board also appointed Mr. Azevedo as a member of the Audit Committee, effective as of the Effective Date.

As a non-employee director of the Company, Mr. Azevedo will participate in the Company’s non-employee director compensation program. Pursuant to this program, Mr. Azevedo will receive (i) an initial equity award (the “Initial RSU Award”) of restricted stock units (“RSUs”) pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”), in an amount equal to a grant date value of $300,000 based on the average closing price of the Company’s common stock during the twenty days prior to the grant date, and (ii) an annual equity award (the “Annual RSU Award”) of RSUs pursuant to the Plan, in an amount equal to a grant date value of $43,750, representing the standard annual award of RSUs with a grant date value of $175,000 prorated for three months of Mr. Azevedo’s service for the remainder of the year ending December 31, 2024, based on the average closing price of the Company’s common stock during the twenty days prior to the grant date. The Initial RSU Award will vest in three equal annual installments on the first, second and third anniversaries of the grant date, subject to Mr. Azevedo’s continued service with the Company through each such vesting date. The Annual RSU Award will vest in full on January 1, 2025, subject to Mr. Azevedo’s continued service with the Company through such vesting date. Mr. Azevedo will also be eligible each year to receive an equity award of RSUs pursuant to the Plan, in an amount equal to a grant date value of $175,000. In addition, Mr. Azevedo will be paid an annual cash retainer of $35,000 for his service as a member of the Board, plus an additional annual cash retainer of $10,000 for his service as a member of the Audit Committee, which amounts for 2024 will be prorated for three months of service for the remainder of the year ending December 31, 2024 (Mr. Azevedo can elect to receive these retainer amounts as restricted stock units). Mr. Azevedo will be eligible for additional amounts for service on any additional committee(s) to which he may be appointed in the future.

In connection with Mr. Azevedo’s appointment to the Board, the Company and Mr. Azevedo will enter into the Company’s standard form of indemnification agreement (the “Indemnification Agreement”). The Indemnification Agreement requires the Company to indemnify Mr. Azevedo, to the fullest extent permitted by Delaware law, for certain liabilities to which he may become subject as a result of his affiliation with the Company.

There are no arrangements or understandings between Mr. Azevedo and any other person pursuant to which he was selected as a director, and Mr. Azevedo does not have a material interest in any transaction that is required to be disclosed by Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 7.01. Regulation FD Disclosure.

On October 17, 2024, the Company issued a press release announcing the appointment of Mr. Azevedo to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

As provided in General Instruction B.2 of Form 8-K, the information set forth under this Item 7.01 and in the accompanying Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of Xometry, Inc. issued on October 17, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XOMETRY, INC.

Date:	October 17, 2024	By:	/s/ Randolph Altschuler
Randolph Altschuler Chief Executive Officer